Exhibit (11)

February 7, 2017

Vedder Price P.C.

222 North LaSalle Street

Chicago, Illinois 60601

Nuveen Preferred Income Opportunities Fund

333 West Wacker Drive

Chicago, IL 60606

RE:    Nuveen Preferred Income Opportunities Fund

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to Nuveen Preferred Income Opportunities Fund, a Massachusetts business trust (the “Acquiring Fund”), in connection with the pre-effective amendment to the Acquiring Fund’s Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission (the “Commission”) on or about February 7, 2017 (as so amended, the “Registration Statement”), with respect to the Acquiring Fund’s common shares of beneficial interest, $.01 par value per share (collectively, the “Acquiring Fund Shares”) to be issued in exchange for the assets of Nuveen Flexible Investment Income Fund, a Massachusetts business trust (the “Target Fund”), as described in the Registration Statement (the “Reorganization”). You have requested that we deliver this opinion to you in connection with the Acquiring Fund’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)    a certificate dated as of a recent date of the Secretary of the Commonwealth of Massachusetts as to the existence of the Acquiring Fund;

(b)    a copy of the Acquiring Fund’s Amended and Restated Declaration of Trust, dated April 2, 2012, as filed with the office of the Secretary of the Commonwealth of Massachusetts (the “Declaration”);

(c)    a certificate of the Secretary of the Acquiring Fund, certifying as to the Acquiring Fund’s Declaration and By-Laws as currently in effect (the “By-Laws”) and the resolutions adopted by the Acquiring Fund’s Board of Trustees at a meeting held on November 14-16, 2016 (the “Resolutions”);

Vedder Price P.C.

Nuveen Preferred Income Opportunities Fund

February 7, 2017

(d)    a printer’s proof of the Registration Statement received on February 1, 2017; and

(e)     a copy of the form of Agreement and Plan of Reorganization with respect to the Reorganization, providing for (i) the acquisition by the Acquiring Fund of substantially all of the assets and substantially all of the liabilities of the Target Fund in exchange for the Acquiring Fund Shares (ii) the pro rata distribution of such shares to the holders of the Target Fund and (iii) the subsequent termination of the Target Fund, in the form included as Appendix A to the Proxy Statement/Prospectus included in the draft Registration Statement referred to in subparagraph (d) above (the “Agreement and Plan”).

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.    We have also assumed for the purposes of this opinion that the Registration Statement, as filed with the Commission, will be in substantially the form of the draft referred to in subparagraph (d) above and, with respect to the Reorganization, (i) the number of Acquiring Fund Shares to be issued will not exceed the amount of such Shares needed to consummate the Reorganization; (ii) the Target Fund will have taken all actions necessary under its charter and Massachusetts law to authorize the execution and delivery of the Agreement and Plan, including the vote of its shareholders as set forth in the Registration Statement; (iii) the Agreement and Plan will have been duly completed, executed and delivered by each of the parties thereto in substantially the form of the copy referred to in subparagraph (e) above; (iv) any other consents or approvals required for the Reorganization will have been received; (vi) the Declaration, the Resolutions, and the Agreement and Plan will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of such Acquiring Fund Shares; and (vii) there will not have been any changes in applicable law or any other facts or circumstances relating to the Reorganization as of the date of the issuance of such Acquiring Fund Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

Vedder Price P.C.

Nuveen Preferred Income Opportunities Fund

February 7, 2017

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth, except that we express no opinion as to any Massachusetts securities law. No opinion is given herein as to the choice of law which any tribunal may apply. In addition, to the extent that the Acquiring Fund’s Declaration or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Acquiring Fund, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance with such reference, incorporation or requirement by the Acquiring Fund.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that the Acquiring Fund Shares, when issued and sold in accordance with the Resolutions and for the consideration described in the Agreement and Plan, will be validly issued, fully paid and nonassessable, except that shareholders of the Acquiring Fund may under certain circumstances be held personally liable for its obligations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the discussion of this opinion in the Proxy Statement/Prospectus included in the Registration Statement and to the use of our name and reference to our firm in the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP